Exhibit 23.1


        Consent of Independent Registered Public Accounting Firm


The Board of Directors
Financial Federal Corporation:

We consent to the incorporation by reference in registration statements (Nos. 333-1240, 33-32519 and 333-50962) on Form S-8 and (Nos. 333-56651
and 333-116806) on Form S-3 of Financial Federal Corporation of our report dated September 24, 2004, with respect to the consolidated balance sheets of Financial Federal Corporation and subsidiaries as of July 31, 2004 and 2003, and the related consolidated income statements, statements of stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2004, which report is incuded in the Annual Report on Form 10-K of Financial Federal Corporation for the year ended July 31, 2004.



/s/ KPMG LLP

New York, New York
October 14, 2004


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